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                                   Exhibit 1
                          AVONWOOD CAPITAL CORPORATION
                               532 Avonwood Road
                              Haverford, PA 19041

                                             May 12, 1995


Board of Directors
Dimensional Visions Group, Ltd.
718 Arch Street, 202N
Philadelphia, PA 19106

Attention: George Smith, Chairman

         The purpose of this binding letter of intent is to set forth, the plans, the intentions, the terms and the conditions relating to a business relationship to be undertaken between Dimensional Visions Group, Ltd. ("DVG") and Avonwood Capital Corporation ("ACC"). Specifically, it is agreed as follows:

         1. As will be more fully described in the proposed Management and Consulting Agreement, ACC will render services in areas needed by the DVG which are consistent with the charter of ACC which are to include, but not be limited to, financial restructuring, business strategy and tactical development, contract and corporate finance negotiations, merger and acquisition negotiations, distribution enhancement, sales expansion, strategic alliance development, corporate consulting and advisory and arranging of capital.

         2. ACC will loan DVG the sum of $50,000 in exchange for which DVG will issue ACC its (a) 3 1/2 year unsecured Promissory Note in the amount of %50,000, with interest thereon at nine percent (9%) per annum, (b) Warrants to Purchase 500,000 Shares of DVG restricted Common Stock at $.10 per Common Share, exercisable within 3 1/2 years from issuance, and (C) warrants to purchase 50,000 shares of restricted Common Stock at $.01 per share exercisable immediately.

         3. DVG, at ACC's expense, agrees to immediately initiate the filing and pursue, in good faith and with due diligence, approval of an SB-2 Registration with the Securities and Exchange Commission (SEC) for 300,000 shares of the voting common stock of DVG on behalf of ACC.

         4. As additional consideration for the services to be rendered by ACC, DVG agrees to retain ACC, effective as of the date of the note, pursuant to a Management and Consulting Agreement on terms and conditions satisfactory to the parties, to provide management and consulting services to DVG in exchange for a fee of $100,000 per year accruing quarterly in arrears and payable when DVG has a pre-tax operating profit for any such quarter, provided, the portion of the fee to be paid at that time shall not exceed the pre-tax operating profit. The Management and Consulting Agreement shall be for a term of one (1) year and shall renew thereafter on a year-to-year basis unless and until terminated by either party giving the other
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May 12, 1995
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sixty (60) days written notification prior to the end of the ten current term.
Upon the completion of $1 million dollars of capital raised (by equity, debt, private placement or otherwise) for DVG, the Management and Consulting Agreement shall be renewed for a twelve (12) month period.

         5. Also, pursuant to the Management and Consulting Agreement, ACC will be entitled to receive five percent (5%) of the amount of any capital raised (by equity, debt, private placement or otherwise) for DVG by ACC or any of its affiliates; provided, however, should Shipley Raidy Capital Partners LP ("SR"), or any other affiliate of ACC raise capital as aforesaid, for DVG, ACC agrees that the ACC fee shall be adjusted so that the aggregate percentage fee paid to SR, or any other affiliate of ACC, and ACC, does not exceed eight percent (8%). For example, if the fee for SR, or any other affiliate of ACC, to raise capital is six percent (6%), ACC's fee would be reduced from five percent (5%) to two percent (2%), the aggregate fee being (8%).

         6. ACC shall receive, for each dollar of capital raised by (I) debt, (ii) equity, and/or by (iii) other value enhancing transaction (the "VET) for DVG, or as otherwise stated herein, a Warrant(s), to a maximum of 1,600,000 Warrants to purchase restricted Voting Common Stock of DVG at fifteen cents ($0.15) per share exercisable at any time within five (5) years from the date of the issuance of the warrant(s) pursuant to the terms of a Warrant Agreement satisfactory to the both parties. If a VET is mutually agreed upon, in writing, by ACC and DVG, and consummated, then all warrants, not previously vested, as specified in paragraph 6 of this Letter of Intent, shall vest immediately. ACC shall have the responsibility for compensating SR, or any other affiliate of ACC, for any warrants earned as a result of their raising capital for DVG. Upon the closing by DVG and ACC of the documents described in this letter of intent, DVG shall issue to ACC the last 250,000 of the above referenced warrants. In the event of the completion of a merger, consolidation or reorganization involving at least twenty (20%) percent of the stock or assets by or between DVG and a third party, the Management and Consulting Agreement may be terminated immediately by either party following such completion, and all the remaining warrants of those referenced above shall vest to ACC.

         7. Each party agrees to indemnify and hold the other party harmless from and against any and all suits, judgments, causes of actions or claims resulting from the negligence or willful misconduct of the other, its agents or employees. Each party further agrees that the Management Agreement will contain confidentiality provisions satisfactory to the parties and will also contain provisions which will not permit DVG to do business with any financing or other value enhancing sources introduced to DVG or contacted by ACC, or any of its affiliates, under its Management and Consulting Agreement on behalf of DVG, within one (1) year after expiration of the term of the Management Agreement, without the prior written consent of ACC.

         8. All expenses incurred by ACC incident to this Letter of Intent (but excluding legal services in connection therewith) as well as expenses incurred by ACC after the inception of the Management Contract, will be paid by DVG within fourteen (14) days after submission by ACC provided, that all expense types shall have been pre-approved by DVG.
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May 12, 1995
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         9.      As conditions precedent to the effectiveness of this Letter of
Intent the parties agree that the following must have occurred:

                 (a) DVG shall have executed a letter with Shipley Raidy ("SR") pursuant to which SR agrees to undertake to raise capital by and on behalf of DVG on terms and conditions satisfactory to SR, DVG and ACC.

                 (b) ACC must be provided with verification satisfactory to ACC that there is at least one (1) party interested in acquiring the business of DVG, whether by stock or asset acquisition or otherwise.

         It is the intent of the parties that the form of Promissory Note, Warrants, Management and Consulting Agreement, and SR letter will be prepared, reviewed and agreed to within ten (10) days after the execution of this binding letter of intent. In addition, during this time DVG will take whatever steps are required in order to provide to ACC with the verification required pursuant to Paragraph 8(b) of this letter.

         If you are in agreement with the terms and conditions of this binding letter of intent, please indicate your acceptance of same by executing the enclosed four (4) copies where indicated and returning two (2) copies of this letter to the undersigned.

                                           Very truly yours,

                                           AVONWOOD CAPITAL CORPORATION

                                           By:    /s/ James W. Porter, Jr.
                                               --------------------------------
                                                    James W. Porter, Jr.
                                                    President



             APPROVED AND AGREED To this 12th day of May, 1995.

                                           DIMENSIONAL VISIONS GROUP, LTD.

                                           By:    /s/ George S. Smith
                                               --------------------------------

                                                   CEO
                                               -----------------------------
                                                    Title
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                                   Exhibit 1

                      MANAGEMENT AND CONSULTING AGREEMENT

                         DIMENSIONAL VISIONS GROUP LTD.

                                  May 24, 1995

On the basis of our recent discussions with Mr. George Smith, Chairman and CEO, this memorandum presents our proposed Management and Consulting Agreement to assist with financial restructuring, corporate finance negotiations, strategic alliance development, corporate consulting and advisory, and arranging of capital as required.

This proposal is organized into the following sections:

         -       Our Understanding of the Objectives

         -       Approach to the Project

         -       Proposed Methodology

         -       Philosophy of Engagement

         -       Estimated Time and Cost

         -       Benefits





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OUR UNDERSTANDING OF THE OBJECTIVES

Dimensional Visions Group, Ltd. (DVGL) wants to undertake a comprehensive financial planning project to guide its growth over the next five years. This study will be directed at growth opportunities in existing business, as well as new markets and products. It will be concerned also with the emphasis that should be given to internal financial as well as external capital and the potential acquisition candidates. Finally, Avonwood will monitor the implications of the agreed upon growth strategy for the financial, organization, and management processes of the Company.

More specifically, as we understand the situation, the initial objectives of the project will be to obtain answers and perspective with respect to the following five key questions:

         1. WHAT ARE THE OPPORTUNITIES FOR SIGNIFICANTLY IMPROVING THE RELATIONSHIP WITH EXISTING FINANCING SOURCES?

         2.      WHAT ARE THE OPPORTUNITIES FOR ENTERING NEW INSTITUTIONAL
                 MARKETS?

         3. WHAT IS LIKELY TO BE DVGL'S FINANCING REQUIREMENTS OVER THE NEXT 3-5 YEARS FROM CONTINUATION OF ITS EXISTING PRODUCTS?

         4. WHAT COULD BE THE LIKELY TIMING AND MAGNITUDE OF FUNDING REQUIRED BY DVGL'S ENTRY INTO NEW AREAS?

         5. WHAT SHOULD BE THE MAJOR FINANCIAL, ORGANIZATIONAL, AND MANAGEMENT ELEMENT IN DVGL'S GROWTH STRATEGY OVER THE NEXT 3-5 YEARS AND WHAT WILL IT TAKE TO ENSURE SUCCESSFUL
                 IMPLEMENTATION?

APPROACH TO THE PROJECT

Our basic approach to achieving these objectives is to focus first on establishing a deep understanding of DVGL's existing operation and the strengths and weaknesses of the Company's current financial position and outlook. Once this understanding has been firmly established and agreed upon, Avonwood will have a solid foundation for evaluating alternative opportunities to achieve sales and profit goals, capitalizing on financial opportunities, and strengthening capital positioning as an on-going process. To this end, the major end products of the project will be organized under the following five topic headings:

         I. BROAD OVERVIEW OF THE SIZE, TRENDS, AND LIKELY DEVELOPMENTS IN THE SECTORS OF THE CAPITAL MARKETS MOST APPLICABLE TO DVGL AND ITS FUTURE





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         II.     PROFILE OF DVGL'S TARGET FINANCING IN TERMS OF SIZE, GROWTH,
                 AND RELATIVE COST.

         III. COMPETITIVE ENVIRONMENT AND STRUCTURE OF EACH KEY FINANCIAL MARKET SEGMENT.

         IV.     CONTINGENCY PLANS FOR DVGL FINANCING OF NEW MARKETS AND
                 PRODUCTS

         V.      MAJOR ELEMENTS OF THE FINANCIAL STRATEGY TO BE FOLLOWED BY DVGL

         The implications of the financial strategy for organization structure, financial stability, management processes, and on-going planning will be highlighted. Also, an action program and timetable detailing the various elements of the strategy and implementation will be prepared.

PROPOSED METHODOLOGY

In order to complete the tasks outlined above, we will perform a series of week-to-week steps which are summarized in this section. Broadly, we will take the following steps:

         1. Brief key DVGL executives on the objectives and proposed approach to the project, introduce Avonwood, and establish liaison for coordinating the work. Talk individually with all members of the top management group.

         2. Collect and analyze internal and external financial data on each of your products and develop a profile of each market segment in terms of size, growth rate, profitability, and capital requirements.

         3. Against the perspective resulting from steps 1 and 2, we analyze the sales and profit projections of DVGL and validate management's estimates of future cash flow for each of the current businesses. In addition, a "gap analysis" will be developed to illustrate the magnitude of the discrepancy (if any) between the reported financial growth of your existing business and the overall Corporate growth goal.

         4. Based on the foregoing steps, we will present an oral progress report for review with the CEO covering the findings and conclusions to date, prepare a listing (and initial quantification) of opportunities, those questions still unanswered, and the required financing as currently defined. This will enable us to educate financing sources about DVGL as the company progresses.

         5. Following this key checkpoint, we will carry out additional fact-finding and analysis as required. We will prepare a second oral progress report to reflect this





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                 additional work, as well as a revised growth-gap analysis
                 incorporating an assessment of the most probable financing prospects for DVGL's expanding businesses. This would enable the magnitude of the growth gap (if any) to be defined and accordingly the emphasis that should be placed on financing of new product development.

         6. Through further top management discussions and analysis, we will develop financial criteria for desirable new businesses and screen likely candidates, including a brief profile of each business and the financial reasons for its consideration. This analysis will focus on synergy of operations, leverage of corporate assets, and DVGL's ability to negotiate a position for DVGL's benefit.

         7. We will negotiate corporate finance availability and restructuring as required.

PHILOSOPHY OF ENGAGEMENT

Our concept of professional service is particularly appropriate to this project:

         -       Confidentiality is absolute and continuous.

         -       Client should be the CEO.

         -       No competitor may be a client during engagement.

         -       Each engagement commands the primary focus of assigned staff.

         -       Project must leverage experience and contacts.

         - At the onset of the study, a solid grasp of the profit economics of the Company is obtained.

         - We focus on the decision making needs of management, and increasing Company profits.


TIME, FEES, AND EXPENSES

The term of this agreement, the fees, other consideration, and expenses to be paid to Avonwood Capital Corporation (ACC) for its services hereunder shall be as provided in paragraph 4, 5, and 6 in the Letter of Intent dated May 10, 1995, between ACC and DVGL (the "LOI") attached hereto as exhibit "A", the terms of which are incorporated herein by reference. DVGL has agreed to comply with the term of paragraph 3 of the LOI, which is also incorporated herein by reference.

DVGL agrees to take the steps necessary to increase the authorized common stock of DVGL to an amount which, if all warrants were exercised, and securities convertible were converted to





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common stock, would enable DVGL to issue the shares required in exchange for the warrants and other convertible securities. Such increase in the authorized common shall have occurred on or before December 31, 1995 (the "End Date").

If DVGL has not increased its authorized common shares to the amount as described by the End Date, and provided that ACC has previously attempted to exercise its vested warrants and there were insufficient shares available to cover all or any portion of the amount requested to be exercised, ACC, at its option, may elect to:

         (a) return its vested warrants to DVGL in exchange for a herein agreed upon payment to ACC by DVGL as liquidated damages. Such payment shall be determined by taking fifty percent (50%) of the average of the bid price of DVGL common stock for the last 20 trading days of 1995, minus the exercise price for the warrant multiplied by the number of vested warrants being returned; or

         (b)     retain the vested warrants.

All expenses incurred by Avonwood incident to this management consulting agreement will be paid by DVGL within fourteen (14) days after submission by Avonwood, provided that all expense types shall have been pre-approved.

INDEMNITY AND CONFIDENTIALITY

The parties agree to be bound by the provisions of paragraph 7 of the LOI, the terms of which are incorporated herein by reference

BENEFITS

DVGL and Avonwood will submit a written financing plan to the CEO in addition to previously described reporting as described in Proposed Methodology.

The addition of new capital, the avoidance of staff turnover, and identified cost reductions will all result from the awareness, understanding, and tools generated by this project. Direct identifiable economic benefits running two to four times the professional fees are anticipated.

Accepted by:                                                Accepted by:
Avonwood Capital Corporation                                Dimensional Visions Group, Ltd.
 /s/ James W. Porter, Jr.                                    /s/ George S. Smith
--------------------------------------                      ----------------------------------------
Name                                                        Name

 President                                                   CEO
---------------------------------------------               -----------------------------------------------
Title                                                       Title

 May 24, 1995                                                May 24, 1995
-----------------------------------------                   -----------------------------------------
Date                                                        Date





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